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                                                                     Exhibit 2.1

                              AMENDED AND RESTATED

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                 April 25, 2003

                                  by and among

                               DTVN HOLDINGS, INC.
                             a Delaware corporation

                                  DATAVON, INC.
                               a Texas corporation

                            ZYDECO EXPLORATION, INC.
                               a Texas corporation

                            VIDEO INTELLIGENCE, INC.
                           a Pennsylvania corporation

                                       and

                          TRANSCOM COMMUNICATIONS, INC.
                               a Texas corporation

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                            ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is made as of this         day of April, 2003, by
                                                 -------
and among DTVN HOLDINGS, INC., a Delaware corporation ("DTVN"), DATAVON, INC., a Texas corporation ("DataVoN"), ZYDECO EXPLORATION, INC. a Texas corporation ("Zydeco"), and VIDEO INTELLIGENCE, INC., a Pennsylvania corporation ("VI"), each as debtor and debtor-in-possession (DTVN, DataVoN, Zydeco, and VI being, collectively, the "DataVoN Sellers"), and TRANSCOM COMMUNICATIONS, INC., a Texas corporation (together with its subsidiaries, affiliates or assigns "Buyer").

                               W I T N E S S E T H

          WHEREAS, DTVN owns 100% of the stock of DataVoN, Zydeco, and VI;

          WHEREAS, the DataVoN Sellers own or have the right to use, and will own or have the right to use as of the Closing Date, all of the assets currently used in its next-generation communications services and infrastructure business (the "Business");

          WHEREAS, the DataVoN Sellers desire to sell certain assets currently used in the Business to Buyer in exchange for the purchase price described in
Section 9.36 (the "Purchase Price");

          WHEREAS, the DataVoN Sellers and Buyer desire to set forth their agreement with respect to the transfer of certain assets primarily used in the Business to, and the assumption of specified liabilities by, Buyer in exchange for the Purchase Price;

          WHEREAS, the DataVoN Sellers are currently debtors and debtors-in-possession in cases under the Bankruptcy Code titled, respectively, In re: DTVN Holdings, Inc., Case No. 02-38770, In re: DataVoN, Inc., Case No. 02-38600, In re: Zydeco Exploration, Inc., Case No. 02-38774, and In re Video Intelligence, Inc., Case No. 02-38773 (Jointly Administered under Case No. 02-38600) in the Bankruptcy Court (together, the "Bankruptcy Case");

          WHEREAS, pursuant to this Agreement and in furtherance of the transfer of certain assets primarily used in the Business of the DataVoN Sellers, the DataVoN Sellers have filed a Motion for Order (I) approving (A) this Agreement for the sale of substantially all of the assets used in the Business and (B) the buyer protection and bidding procedures in connection with the sale, (II) authorizing the sale of assets, free and clear of Liens, claims and interests,
(III) determining that the sale is exempt from any stamp, transfer, recording or similar tax, (IV) authorizing the assumption of certain executory contracts and establishing the cure amounts, if any, as to such contracts and (V) granting related relief (the "Sale Motion") and seek the entry of the Sale Order.

          NOW THEREFORE, in consideration of the mutual promises contained herein, and intending to be legally bound, the DataVoN Sellers and Buyer do hereby agree as follows:

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                                    ARTICLE I
                               TRANSFER OF ASSETS

          1.1 Transferred Assets.

          (a) Transferred Assets. Except as to any Excluded Assets and Restricted Assets, the DataVoN Sellers hereby agree to contribute, convey, grant, assign and transfer to Buyer at the Closing, and Buyer hereby agrees to accept from the DataVoN Sellers at the Closing, all those assets, properties, rights and privileges owned, used or held for use by the DataVoN Sellers in the conduct of the Business, including but not limited to the those expressly described below but excluding the assets, properties, rights and privileges described in Section 1.1(b)(the "Transferred Assets"):

               (1) All equipment (the "Equipment"), including, without limitation, all machinery, equipment, furniture, fixtures, computers, printers, computer disks and other storage devices, computer software, supplies, spare and replacement parts, and all other tangible property and all related manuals, drawings, diagrams and other documentation;

               (2) All customer and supplier lists and all other information as to sources of supply and relationships with suppliers and customers;

               (3) Copies of all books and records, correspondence, files and computer data relating to the Business or any of the Transferred Assets;

               (4) All artwork and other graphic medium used in connection with the manufacture of products for the DataVoN Sellers' past and present customers;

               (5) All inventory, supplies and work in process;

               (6) All general intangibles, including the right to any tax refunds or reductions;

               (7) All of the DataVoN Sellers' assignable rights and interests arising under or in connection with the Assumed Contracts, which Buyer expressly elects to acquire or assume pursuant to Section 6.5;

               (8) All of the DataVoN Sellers' rights, claims or causes of action, asserted or unasserted, contingent or fixed, known or unknown, against third parties under warranties relating to, or rights to indemnity from manufacturers, vendors and others in connection with, the Transferred Assets (but no liabilities therefrom) and any cause of action or avoiding right under Bankruptcy Code (S)(S) 542-550 against any party to an executory contract that is an Assumed Contract;

               (9) All transferable authorizations and permits;

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               (10) All of the intellectual property rights which the DataVoN
Sellers own, and, to the extent assignable under an Assumed Contract, all rights of the DataVoN Sellers to intellectual property rights of others, including all rights of the DataVoN Sellers in and to all patents, trademarks, trade names, domain names, service marks, copyrights and trade secrets, whether registered or not, and all related and ancillary rights (the "Transferred Intellectual Property Rights");

               (11) All cash, cash equivalents, checking accounts, savings accounts and other accounts;

               (12) All accounts receivable, notes receivable, commercial paper and other evidences of indebtedness except for indebtedness between the DataVoN Sellers (the "Accounts Receivable");

               (13) All prepayments related to the Assumed Contracts;

               (14) All customer deposits held by the DataVoN Sellers;

               (15) All goodwill relating to the above assets and the Business;

               (16) All deposits made by the DataVoN Sellers in relation to the Assumed Contracts; and

               (17) All Tax Assets; and

               (18) Any Restricted Asset for which the DataVoN Sellers and Buyer obtain the Approval from the requisite third party, pursuant to Section 1.1(b) of this Agreement

          (b) Excluded Assets. "Excluded Assets" shall include the following:

               (1) The consideration delivered to the DataVoN Sellers pursuant to this Agreement;

               (2) All prepaid expenses and retainers as of the Closing Date and as reflected in the DataVoN Sellers' books and records on such date other than those described in Section 1.1(a)(13) above;

               (3) Any and all equipment or software subject to and within the terms of any lease listed on Schedule 1.1(b);

               (4) All contracts of insurance (including, without limitation, those providing employee benefits);

               (5) All Employee Benefits Assets;

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               (6) Causes of action arising prior to the Closing Date, including without limitation any cause of action or avoiding right under Bankruptcy Code
(S)(S)542-550; provided that such causes of action do not impair or are not necessary to the Transferred Assets or related to the contracts listed on
Schedule 6.5 or a Restricted Asset ultimately assigned to Buyer; provided further that such causes of action do not include warranty claims relating to the Transferred Assets;

               (7) Indebtedness between the DataVoN Sellers; and

               (8) All other assets listed on Schedule 1.1(b);

               (9) The account receivable and associated proof of claim filed in the MCI Worldcom bankruptcy case and any associated proceeds from the sale of the claim;

               (10) The proofs of claim filed in the bankruptcy of Focal Communications Corporation (and any recovery thereunder) ("Focal");

               (11) The proofs of claim filed in the bankruptcy cases of Vision Communications and any recovery thereunder; and

               (12) Except as provided in Section 1.1(a)(8) the DataVoN Sellers retain all rights and causes of action, including without limitation, claim allowance, breaches of contract, insider acts, fraud, negligence, or other tort claims, or other causes of action that may be raised under any statute, applicable federal or state law, common law, or other ground, and intend to transfer same to the liquidating trust to be formed pursuant to the Joint Plan of Reorganization of the DataVoN Sellers. Some or all of these causes of action may be brought against Buyer, creditors, vendors, customers, former employees/1/, shareholders/2/, or other parties. In addition, the Unsecured Creditors Committee has advised the DataVoN Sellers that it continues to review pre-petition liens and pre-petition transactions with insiders, including Buyer. Nothing herein shall limit the Unsecured Creditors Committee rights or claims to bring such causes of action as it deems appropriate, or to transfer such causes of action to the Trust under the Plan.

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/1/ The Debtors retain the right to pursue claims against former employees.
including, without limitation. those arising from the wrongful utilization of information or processes developed by the Debtors.
/2/ The Sellers and the Unsecured Creditors Committee retain all rights regarding litigation against shareholders, including without limitation. claims against former management and Transcom.

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          (c) Restricted Assets. Prior to and after the Closing, the DataVoN
Sellers and Buyer shall use their respective best efforts to obtain the Approval of any third party that is required in connection with the transfer of the Restricted Assets as listed on Schedule 1.1(c), and upon receipt of such Approval such Restricted Assets shall, without any further consideration or action of the parties, be deemed to be contributed, conveyed, granted, assigned and transferred to Buyer and shall thereafter constitute part of the Transferred Assets as if they had been so sold, conveyed, granted, assigned and transferred as of the Closing Date. If for any reason any Restricted Asset cannot be transferred to Buyer, as a result of the inability to obtain a required consent or otherwise, this Agreement shall constitute an equitable assignment by each DataVoN Seller to Buyer of all of such DataVoN Seller's rights, benefits, title and interest in and to such Restricted Assets, and the Buyer and the DataVoN Sellers shall use their respective best efforts to give Buyer benefits of such Restricted Asset as if it had been transferred to Buyer as of the Closing Date, including, but not limited to, (i) Buyer's receiving all economic benefits of such Restricted Assets, (ii) Buyer's enforcing any rights of a DataVoN Seller arising with respect to any such Restricted Assets (including, without limitation, the right to terminate in accordance with the terms thereof upon the advice of such DataVoN Seller), and (iii) Buyer's enforcing any rights arising with respect to such Restricted Assets as if they had been sold, conveyed, assigned or transferred to Buyer. Each DataVoN Seller hereby agrees that in the event of the transfer or assignment of any Restricted Asset, the transferee or assignee thereof shall agree, as a condition to such transfer or assignment, to be bound by the terms of this Section 1.1(c).

          1.2 "As Is" Condition. Except as set forth in Article VII, the Transferred Assets shall be conveyed to and accepted by Buyer on the Closing Date in an "as is" "where is" and "with all faults" condition, free of any warranties or representations whatsoever, whether express or implied, patent or latent and each DataVoN Seller EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO AND EXPRESSLY DISCLAIMS LIABILITY FOR LOSS OF PROFIT OR FOR INDIRECT, CONSEQUENTIAL OR COMMERCIAL LOSSES AND ALL OTHER OBLIGATIONS AND LIABILITIES.

          1.3 Further Assurances. Each DataVoN Seller, for itself and its respective successors and assigns, hereby covenants and agrees that, without further consideration, at any time and from time to time after the Closing Date, it shall execute and deliver to Buyer such further instruments of sale, conveyance, assignment and transfer, and take such other action, all upon the reasonable request of Buyer, in order to (a) further document or evidence the contribution, conveyance, grant, assignment, transfer and delivery of all or any portion of the Transferred Assets to Buyer, (b) assure and confirm to any other person the ownership of the Transferred Assets by Buyer, and (c) permit Buyer to exercise any of the franchises, rights, licenses or privileges intended to be contributed, granted, conveyed, assigned, transferred and delivered by the DataVoN Sellers to Buyer pursuant to this Agreement.

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                                   ARTICLE II
                        ASSUMPTION OF CERTAIN LIABILITIES

          2.1 Assumed Liabilities.

          (a) Assumed Liabilities. Buyer shall assume only those obligations of the DataVoN Sellers expressly described below (the "Assumed Liabilities"):

          (1) Liabilities incurred, accruing or arising after Closing associated with the Assumed Contracts set forth on Schedule 6.5 ;

          (2) Liabilities incurred, accruing or arising before Closing associated with each Assumed Contract listed in Schedule 6.5, but only to the limit of the "Proposed Cure Amount" set forth in Schedule 6.5;

          (3) Liabilities for the secured indebtedness of the DataVoN Sellers to Regions Bank and Tim Terrell;

          (4) Allowed administrative claims against the DataVoN Sellers in the Bankruptcy Case for post-petition liabilities arising in the ordinary course of business, subject to the right of Buyer to contest the allowance of any such administrative claim. The parties hereto acknowledge and agree that the following are not assumed pursuant to this Section 2.1(a)(4) to the extent they might otherwise be deemed to have arisen in the ordinary course of business:

               (i) any administrative claim of any professional employed in the Bankruptcy Case pursuant to Section 327 or 328 of the Bankruptcy Code or expert witness employed pursuant to Federal Rule of Evidence 706;

               (ii) any retention bonuses payable to Key executives or employees in accordance with the terms of that certain Order Authorizing Debtors to Implement Employee Retention Plan (as amended) entered in the Bankruptcy Case; and

               (iii) any alleged post-petition claim of the operating telephone subsidiaries of Verizon Communications, Inc.

          (5) Tax Liabilities attributable solely to federal income Taxes for the 2002 calendar year, subject to the obligation of the DataVoN Sellers to reasonably cooperate with Buyer to mitigate, reduce or contest any such Tax Liabilities.

          (6) Liabilities owed to the DataVoN Sellers' employees for any sick leave or vacation pay accrued as of Closing.

          (b) Security for Assumed Liabilities. In order to secure its obligations to satisfy the Assumed Liabilities, Buyer shall grant to the DataVoN Sellers a first lien security interest in the Accounts Receivable.

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          (c) Excluded Liabilities. Buyer shall not assume and the DataVoN
Sellers shall be solely and exclusively liable with respect to all obligations of the DataVoN Sellers except for the Assumed Liabilities (the "Excluded Liabilities").

          2.2 Further Assurances. Upon the reasonable request of the DataVoN Sellers, at any time and from time to time after the Closing Date, without further consideration, Buyer shall execute and deliver such further instruments of assumption and take such other actions as the DataVoN Sellers reasonably may require of Buyer to further document or evidence the assumption of the Assumed Liabilities, including but not limited to the execution of such instruments as may be requested by any creditor, lessor or any other person whose consent is required to consummate the transactions contemplated by this Agreement.

                                   ARTICLE III
                            CONDITIONS TO OBLIGATIONS

          3.1 Conditions to Obligations of the DataVoN Sellers. All obligations of the DataVoN Sellers under this Agreement are subject to the fulfillment, unless waived in writing at the sole option of the DataVoN Sellers, at or prior to the Closing Date, of each of the following conditions precedent:

          (a) Representations and Warranties. The representations and warranties of Buyer herein contained shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct) on and as of the Closing Date, except that any representation or warranty which by its terms is made as of a specified date shall be true and correct in all material respects as of such specified date (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct) with the same force and effect as though made on and as of said date.

          (b) Covenants. Buyer shall have performed all of the obligations and agreements and complied with all of the covenants contained in this Agreement to be performed and complied with by it at or prior to the Closing Date in each case except where such failure to perform or comply would not have a Material Adverse Effect. At Closing, Buyer is the owner and holder of any obligations allegedly owed by DataVoN Sellers to Buyer.

          (c) Closing Documents. The DataVoN Sellers shall have received all reports, agreements, certificates, instruments and other documents required to be delivered by Buyer on the Closing Date pursuant to Section 4.4, and the form and substance of all such reports, agreements, certificates, instruments and other documents shall be reasonably satisfactory to the DataVoN Sellers.

          (d) Absence of Orders; Actions. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity which prohibits or restricts the transactions contemplated by this Agreement except where such restriction would not have a Material Adverse Effect.

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          (e) Third-Party Approvals. Buyer shall have obtained all Approvals required to be obtained by it in connection with the transactions contemplated by this Agreement, except for such Approvals the failure of which so to have been obtained would not have a Material Adverse Effect on the ability of Buyer to perform their obligations under this Agreement, or on any aspect of the transactions contemplated by this Agreement.

          (f) Bankruptcy Court Orders. The Sale Order, in form and substance satisfactory to the DataVoN Sellers, shall be entered in full effect.

          (g) Purchase Consideration. In accordance with Section 5.1, the Purchase Price shall be simultaneously paid by Buyer to the DataVoN Sellers at Closing. In accordance with Section 5.3, the cash portion of the Purchase Price shall be paid to the Seller and the Deposit shall be credited against the cash portion of the Purchase Price.

          (h) Financing : Assignability of Certain Assets and Software. Buyer shall by the Sale Hearing satisfy the obligation provided in Section 3.2(e) or provide a written waiver acceptable to the DataVoN Sellers waiving such obligation provided in Section 3.2(e).

          3.2 Conditions to the Obligations of Buyer: All obligations of Buyer under this Agreement are subject to the fulfillment, unless waived in writing at the sole option of Buyer, at or prior to the Closing Date, of the following conditions precedent:

          (a) Covenants. The DataVoN Sellers shall have performed all of the obligations and agreements and complied with all of the covenants contained in this Agreement to be performed and complied with by the DataVoN Sellers on or prior to the Closing Date in each case except where such failure to perform or comply would not have a Material Adverse Effect.

          (b) Closing Documents. Buyer shall have received all, agreements, certificates, instruments and other documents required to be delivered by the DataVoN Sellers on the Closing Date pursuant to Section 4.3, and the form and substance of all such, agreements, certificates, instruments and other documents shall be reasonably satisfactory to the Buyer.

          (c) Absence of Orders: Actions. No Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity which prohibits or materially restricts the transactions contemplated by this Agreement except where such restriction would not have a Material Adverse Effect.

          (d) Bankruptcy Court Orders. The Sale Order, in form and substance satisfactory to Buyer, shall be entered in full effect. Prior to or concurrently with the entry of the Sale Order, the Bankruptcy Court shall have determined that the amount of the cure, if any, as to the Assumed Contracts is not greater than the Proposed Cure Amount associated with each Assumed Contract in Schedule 6.5.

          (e) Assignability of Certain Lease and License Agreements. Buyer and each of the vendors (each a "Vendor" and collectively the "Vendors") with respect to the lease and license agreements set forth on Schedule 3.2(f) (the "Lease and License Agreements") shall have modified, assumed, assigned or consented to the Lease and License Agreements or entered

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into such other agreements, documents or instruments, in each case in form and substance satisfactory to Buyer, on the one hand, and the Vendor, on the other, evidencing the modification, assumption, assignment or consent of the Lease and License Agreements to or on behalf of Buyer.

          (f) Material Adverse Effect. At any time after the date of the this Agreement and before the Closing date, there shall not have been any event or occurrence, individually or in the aggregate with all such events or occurrences, that have had or is likely to have a Material Adverse Effect or change on the operations, revenue or prospects of the Business.

                                     CLOSING

          4.1 Time and Place. The Closing shall take place at 10:00 a.m. on the Closing Date at the offices of Hughes & Luce, Dallas, Texas, 75201.

          4.2 Closing Transactions. All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

          4.3 Deliveries by the DataVoN Sellers to Buyer. At the Closing, each of the DataVoN Sellers shall deliver or cause to be delivered to Buyer:

          (a) such instruments of transfer and assignment for the Transferred Assets that the Buyer may reasonably request to vest the Transferred Assets in the Buyer, free and clear of Liens and claims, in accordance with terms of this Agreement; and

          (b) such other instruments and documents as are required by any other provisions of this Agreement or any agreement executed in connection herewith to be delivered on the Closing Date by such DataVoN Seller to Buyer, as the case may be, including without limitation evidence of the Bankruptcy Court approvals of the Orders described in Section 6.6(e).

          4.4 Deliveries by Buyer. At the Closing, Buyer, as the case may be, shall deliver or cause to be delivered to the DataVoN Sellers:

          (a) the Purchase Price in accordance with Article 5 hereof.

          (b) a certificate of the secretary or assistant secretary of Buyer certifying to: (i) the certificate or articles of incorporation and by-laws (or comparable organizational documents) of Buyer; (ii) the resolutions of the board of directors (or other governing body) of Buyer approving the execution, delivery and performance of this Agreement, the Transaction Document to which they are a party and the consummation of the transactions contemplated hereby; and (iii) the incumbency and signatures of the officers of Buyer executing this Agreement and any other certificate or document delivered in connection herewith;

          (c) a certificate executed by the president and a vice president or the treasurer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 3.1 (a) and 3.1(b) are satisfied in all respects;

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          (d) the certificate of incorporation or articles of incorporation (or comparable organizational documents) of Buyer certified by the Secretary of State of its jurisdiction of organization, a certificate of existence or good standing therefrom, as applicable, dated as of a recent date and a "bring-down" telegram or certificate of good standing from such jurisdiction of organization dated as of a date within three (3) Business Days of the Closing Date; and

          (e) such other instruments and documents as are required by any other provisions of this Agreement or any agreement executed in connection herewith to be delivered on the Closing Date by Buyer to the DataVoN Sellers.

                                    ARTICLE V
                   PAYMENT OF PURCHASE PRICE AND SALE/CLOSING

          5.1 Payment of Purchase Price. At the Closing and in consideration for the sale and transfer of the Transferred Assets, Buyer shall pay to the DataVoN Sellers the Purchase Price. In that regard, Buyer shall deliver to the DataVoN Sellers the cash portion of the Purchase Price. In accordance with Section 5.3, $50,000 of the cash portion of the Purchase Price shall be paid by Buyer by crediting the Deposit against the cash portion of the Purchase Price.

          5.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Transferred Assets as set forth in Schedule 5.2, and the Buyer and the DataVoN Sellers agree to act in a manner consistent with such allocation. Buyer and the DataVoN Sellers shall reflect such allocation in any filings required pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, or any similar provisions of state, local or foreign law, and in all tax returns.

          5.3 Deposit. Concurrently with the execution and delivery of this Agreement, Buyer has tendered to the DataVoN Sellers a deposit in the amount of Fifty Thousand Dollars ($50,000) (the "Deposit"). From the date of this Agreement through the Closing Date, the Deposit shall be maintained by the DataVoN Sellers, or their counsel, in an segregated escrow account. At the Closing, the Deposit shall be credited against the cash portion of the Purchase Price. The Deposit shall be immediately refunded to the Buyer in the event that
(i) the DataVoN Sellers breach any of their obligations hereunder and the Buyer elects to terminate this Agreement based upon such breach as provided for in
Section 8.1(f); (ii) a condition set forth under Section 3.2 has not been satisfied and the Buyer elects to terminate this Agreement as provided for in
Section 8.1(f); (iii) the Bankruptcy Court does not approve the transaction through no fault of Buyer; or (iv) the Agreement is terminated pursuant to
Section 8.1(g).

                                   ARTICLE VI
                                    COVENANTS

          6.1 Access.

          (a) Buyer agrees that it shall preserve and keep the books and records held by it, its subsidiaries or its controlled Affiliates relating to the Business for a period of three years from the date hereof.

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          (b) For as long as the Bankruptcy Case remains open, Buyer shall give the Trustee reasonable access, during Buyer's normal business hours and upon reasonable prior written notice, to all books and records of Buyer relating to the operation of the Business prior to the Closing Date or to any Excluded Liabilities including, without limitation, all relevant computer data files stored, used, held or kept in connection with the operation of the Business, to the extent such files are in Buyer's possession; provided that as a condition to such access the Trustee shall have executed and delivered a confidentiality agreement reasonably satisfactory to Buyer; provided further that the purpose and extent of such access shall be as necessary in connection with either (i) the prosecution or defense of any Action brought by or against the bankruptcy estate of the DataVoN Sellers or the Trustee, or any Liquidation Trust approved in the confirmed plan of reorganization, involving facts, events or circumstances relating to the Business or the Excluded Liabilities, or (ii) the preparation of any Tax return, election, contest or claim for Tax refund or any audit, examination or proceeding with respect to the Taxes of the DataVoN Sellers. The Trustee shall have the right at their own expense to make copies of such materials to the extent that they relate to the operations of the Business prior to the Closing Date or to any Excluded Liabilities.

          6.2 Insurance.

          (a) Until 12:00 a.m. on the date following the Closing Date, the DataVoN Sellers shall maintain all insurance coverage maintained by the DataVoN Sellers under which the Transferred Assets are insured, including any and all bonds or other indemnity obligations. Effective at 12:01 a.m. on the date following the Closing Date, all insurance coverage maintained by the DataVoN Sellers under which the Transferred Assets are insured, including any and all bonds and indemnity obligations, shall be cancelled and terminated (except to the extent that they may not, by their terms, be so cancelled or terminated), and Buyer shall obtain separate insurance coverage for the Transferred Assets. All premium refunds paid to the DataVoN Sellers relating to such insurance covering the Transferred Assets shall be the property of the DataVoN Sellers regardless of whether such refunds are paid on, before or after the Closing Date.

Buyer shall continue to be entitled to such claims or rights to receive any insurance proceeds under insurance covering the Transferred Assets prior to the Closing Date as the DataVoN Sellers may have, whether such coverage is or was maintained on an "occurrence" basis or a "claims-made" basis. From and after the Closing Date, the DataVoN Sellers and Buyer shall cooperate in connection with the adjustment and administration of claims under all such insurance coverage. Buyer and the DataVoN Sellers shall be responsible for any deductible, retention or other charge provided for by the terms of any such coverage.

          Assumed and Assigned Contracts.

          (a) Subject to the approval of the Bankruptcy Court and pursuant to the Sale Order, the Assumed Contracts will be assumed by the DataVoN Sellers and sold and assigned to Buyer (or Buyer's designee) free and clear of all Liens and claims, except for Assumed Liabilities, on the Closing Date under Sections 363(f), 365(a) and 365(b) of the Bankruptcy Code. At Closing, all Assumed Contracts shall be sold and assigned to Buyer (or Buyer's designee) free and clear of all Liens and claims, except for Assumed Liabilities. Subject to

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Bankruptcy Court approval, Buyer's determination of the contracts that shall constitute Assumed Contracts is set forth on Schedule 6.5.

          (b) If after the date hereof (including after the Closing Date), Buyer or a DataVoN Seller discover a contract relating primarily to the Business which Buyer in good faith believes should have been treated as an Assumed Contract hereunder and for which Buyer had not been given reasonable opportunity prior to Closing to review and include such contract as an Assumed Contract and if such contract has not been otherwise assigned to a third party after the Closing, Buyer and the DataVoN Sellers shall take such action and execute such agreements as may be appropriate to effect the Buyer's assumption and the DataVoN Seller's assignment of such contract and Schedule 6.5 shall be updated to reflect the addition of such contract, provided, however, Buyer acknowledges its obligation to cure such contract pursuant to Section 2.1(a)(1).

          6.4 Pre-Closing Covenants.

          (a) Further Actions. During the period from the date of this Agreement through the Closing Date, each of Buyer and the DataVoN Sellers agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to satisfy the conditions to the other parties' obligation to consummate and make effective the transactions contemplated by this Agreement, including using its commercially reasonable best efforts: (i) to defend any lawsuits or other Actions, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including any Governmental Entity), challenging this Agreement or the consummation of the transactions contemplated hereby; and (ii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing.

          (b) Notification of Certain Matters. Buyer and the DataVoN Sellers shall promptly notify the other parties to this Agreement of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at any time from the date hereof to the Closing Date except to the extent that such untruth or inaccuracy will not have a Material Adverse Effect or (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects except to the extent that any such noncompliance will not have a Material Adverse Effect and
(b) any failure of Buyer or a DataVoN Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder except to the extent that any such failure will not have a Material Adverse Effect. Each DataVoN Seller will promptly notify Buyer of any event of which it obtains knowledge that has had or is reasonably likely to have a Material Adverse Effect or materially and adversely affect any of the Transferred Assets.

          (c) Conduct of Business. Except as otherwise contemplated by this Agreement and as Buyer may otherwise consent in writing, until the Closing:

          (1) No DataVoN Seller will amend, change, terminate or otherwise modify any Assumed Contract, except with Buyer's consent and Buyer shall not unreasonably withhold such consent;

          (2) No DataVoN Seller will sell, transfer, mortgage, encumber or otherwise dispose of any Transferred Assets and Assumed Liabilities, except with Buyer's consent and Buyer shall not unreasonably withhold such consent;

          (3) No DataVoN Seller will dispose of or permit to lapse any material intangible property that is a Transferred Asset or any rights to its use;

          (4) Each DataVoN Seller will use reasonable efforts to preserve the Transferred Assets; and

          (5) No DataVoN Seller will enter into, or become obligated under, any contract, agreement, commitment or plan with respect to the Transferred Assets or that would contractually bind Buyer subsequent to the Closing, except with Buyer's consent and Buyer shall not unreasonably withhold such consent.

          (d) Approvals and Best Efforts. Each of Buyer and the DataVoN Sellers will use its commercially reasonable best efforts to obtain as promptly as practicable all Approvals of any Governmental Entity or other Person required in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, the Approval of the assignment of the Restricted Assets to Buyer. In addition, subject to the terms and conditions herein provided, each of Buyer and the DataVoN Sellers covenants and agrees to use its commercially reasonable best efforts to take, or cause to be taken, all action or do, or cause to be done, all things reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder.

          (e) Bankruptcy Court Approval.

          (1) The DataVoN Sellers shall use their best efforts to obtain the Bankruptcy Court approval of the Sale Order which, among other things, (i) grants the Sale Motion, (ii) approves and authorizes the DataVoN Sellers to perform this Agreement and the Related Agreements and consummate the sale of the Transferred Assets and otherwise consummate the transaction contemplated herein,
(iii) authorizes the assumption of each Assumed Contract under which any DataVoN Seller is a party, (iv) determines that this Agreement was proposed by Buyer in good faith and represents the highest and best offer for the Transferred Assets,
(v) determines that Buyer is a good faith purchaser under Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated, (vi) authorizes the DataVoN Sellers to sell the Transferred Assets to Buyer pursuant to this Agreement and Sections 363(f), 365(a) and 365(b) of the Bankruptcy Code, free and clear of all claims, interests, liabilities and Liens except for those assumed by Buyer, (vii) authorizes the DataVoN Sellers to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing, (viii) deems properly assumed and assigned each of the Assumed Contracts to which the DataVoN Sellers are parties, and (ix) waives the stay of the Sale Order pursuant to Rules 6004(g) and 6006 of the Rules of Bankruptcy Procedure, and (x) is in a form and substance acceptable to Buyer.

          (2) The DataVoN Sellers shall promptly make any filings, take all actions, and use best efforts to obtain any and all other Approvals and Orders necessary or appropriate for consummation of the sale of the Transferred Assets or the assumption of the Assumed Contracts, subject to their obligations to comply with any order of the Bankruptcy Court.

          (3) In the event an appeal is taken, or a stay pending appeal is requested, from the Sale Order, the DataVoN Sellers shall immediately notify Buyer of such appeal or stay request and shall promptly provide to Buyer a copy of the related notice of appeal or order of stay.

          (4) Buyer shall cooperate in providing such information and evidence as is necessary to obtain Bankruptcy Court approval of the Orders described in this Section 6.8(g).

          (5) The form of the Sale Order shall be approved by Buyer before it is submitted to the Bankruptcy Court, which approval shall not be unreasonably withheld or delayed.

          (f) Transfer Taxes. In accordance with Section 1146(c) of the Bankruptcy Code, the making or delivery of any instrument of transfer, including the filing of any deed or other document of transfer to evidence, effectuate or perfect the rights, transfers and interest contemplated by this Agreement, shall be in contemplation of a plan or plans of reorganization to be confirmed in the Bankruptcy Case, and as such shall be free and clear of any and all transfer Tax, stamp Tax or similar Taxes. Such instruments transferring the Transferred Assets to Buyer shall contain the following endorsement:

          "Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, in contemplation of a plan of reorganization of the Grantor, it is exempt from transfer taxes, stamp taxes or similar taxes pursuant to 11 U.S.C. (S) 1146(c)."

          6.5 Bankruptcy Filings. From and after the date hereof until the Closing Date, the DataVoN Sellers shall deliver to Buyer (a) copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers that the DataVoN Sellers file in the Bankruptcy Case within a reasonable time after filing, but with respect to any such papers that relate, in whole or in part, to this Agreement, the sale of the Transferred Assets, or Buyer, its constituent members or its or their agents or representatives, the DataVoN Sellers shall use all reasonable efforts to provide such prior notice as may be reasonable under the circumstances before the filing of such papers and
(b) copies of all pleadings, motions, notices, statements, schedules, applications, reports and other papers filed in the Bankruptcy Case.

          6.6 Turnover of Payments. After Closing, in the event that a DataVoN Seller receives any payment or instrument of payment of any amount included in the Transferred Assets or any other payment or amount to which the Buyer is entitled, such DataVoN Seller shall deliver the same promptly to the Buyer (with endorsement if necessary but otherwise in the same form as received) and, until so delivered, hold the same in trust for the Buyer's benefit and as property of the Buyer.

          6.7 Corporate Name Change. The DataVoN Sellers agree no later than ninety (90) days after the Closing to cease using the name "DataVoN," or any derivative thereof, and hereby acknowledge and covenant to change their respective charter documents to reflect such change.

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

          7.1 DataVoN Sellers. Each DataVoN Seller represents and warrants the following:

          (a) At the Closing, it possesses, and is hereby transferring, the Transferred Assets to Buyer free and clear of any and all Liens and claims (subject to all liens agreed to by Buyer and Vendors or other third parties) in accordance with, and with all of the protections afforded by, Section 363 of the Bankruptcy Code; provided, however, that this representation is not made with respect to any claims that the applicable Vendor has with respect to items as to which Section 3.2(e) applies, which claims must be resolved by Buyer pursuant to that section.

          (b) It has good and marketable title to or, in the case of leased assets and properties, valid leasehold interest in, all tangible real and personal assets and properties constituting Transferred Assets held by it; provided, however, that this representation is not made with respect to any claims that the applicable Vendor has with respect to items as to which Section 3.2(e) applies, which claims must be resolved by Buyer pursuant to that section. All of the tangible Transferred Assets have been reasonably maintained and are in good working order and condition, ordinary wear and tear excepted. Schedule 7.1(d) sets forth the address of each location of the tangible Transferred Assets.

          (c) From the date of this Agreement to the Closing Date, there has been no event or occurrence, individually or in the aggregate, with all such events or occurrences that have had or is likely to have a Material Adverse Effect or change in the Business, or in the DataVoN Seller's revenues or prospects.

          7.2 Buyer. Buyer represents and warrants the following:

          (a) Buyer is a corporation, validly existing and in good standing under the laws of its state of incorporation with all necessary corporate power and authority to execute, deliver and perform this Agreement.

          (b) The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer have been duly and validly authorized by the board of directors of Buyer and by all other necessary corporate action on the part of Buyer and this Agreement and the other Transaction Documents constitute the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application now or hereafter in effect affecting enforcement of creditors' rights generally and (ii) general principles of equity.

          (c) The execution, delivery and performance of this Agreement, the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby will not result in any violation or be in conflict with or constitute, with or without notice or the passage of time and giving of notice, a default under any provision of Buyer's articles or certificate of incorporation or bylaws or any Order or contract to which Buyer is a party or its respective assets or properties are bound.

          (d) As of Closing, the Buyer is the owner and holder of all obligations and liens then owed by the DataVoN Sellers to the Buyer.

                                  ARTICLE VIII
                                   TERMINATION

          8.1 Termination. This Agreement may be terminated prior to the Closing and the transactions contemplated hereby may be abandoned:

          (a) by the mutual written consent of Buyer and the DataVoN Sellers;

          (b) by the DataVoN Sellers, upon written notice from the DataVoN Sellers to Buyer, if the Closing has not taken place on or prior to May 27, 2003, other than by reason of a material breach of this Agreement by the DataVoN Sellers;

          (c) by Buyer, upon written notice to the DataVoN Sellers, if the Closing has not taken place on or prior to May 27, 2003, other than by reason of a material breach of this Agreement by Buyer;

          (d) by Buyer or the DataVoN Sellers, upon written notice to the other, if there shall be in effect a non-appealable order of a court of competent jurisdiction permanently prohibiting the consummation of the transactions contemplated hereby;

          (e) by the DataVoN Sellers if Buyer is in material breach of any covenant or agreement under this Agreement, or if any representation or warranty of Buyer is not true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct), in either case such that the conditions set forth in Sections 3.2(a) and (b) would not be satisfied and which is not curable or, if curable, is not cured within 10 calendar days after written notice of such breach is given to Buyer by the DataVoN Sellers;

          (f) by Buyer if a DataVoN Seller is in material breach of any covenant or agreement under this Agreement, or if any representation or warranty of a DataVoN Seller is not true and correct in all material respects (except that where any statement in a representation or warranty expressly includes a standard of materiality, such statement shall be true and correct), in either case such that the conditions set forth in Sections 3.1 (a) and (b) would not be satisfied and which is not curable or, if curable, is not cured within 10 calendar days after written notice of such breach is given to Buyer by the DataVoN Sellers;

          (g) by Buyer or the DataVoN Sellers, if any of the following shall occur:

               (A) the Bankruptcy Case is dismissed or converted to chapter 7 of the Bankruptcy Code or a trustee is appointed for the DataVoN Sellers; or

               (B) the Sale Order in form and substance satisfactory to Buyer shall not have been entered by May 21, 2003;

          (h) by Buyer if any of the conditions to the obligations of Buyer in
Section 3.2 are not satisfied on or before May 21, 2003.

          8.2 Status of Agreement after Termination. Upon any termination of this Agreement pursuant to Section 8.1, this Agreement shall become void and shall have no effect; except for those obligations in Sections 8.3 and 10.4 hereof and pursuant to the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with its terms.

          (a) Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

          8.3 Exclusive Remedy. The parties acknowledge and agree that (x) the rights and remedies provided in this Article VIII are the exclusive rights and remedies in the event of any breach of any representation, warranty, agreement or covenant by Buyer and the DataVoN Sellers prior to the Closing and (y) the representations, warranties, agreements or covenants of the parties made in this Agreement, and any rights arising out of any breach of any such representation, warranty, agreement or covenant, shall not survive beyond the Closing Date, except for those covenants or agreements of the parties which by its terms contemplates performance after the Closing Date and as set forth in Section 8.4 and Article 10, all of which shall survive the Closing Date subject to the terms hereof.

          8.4 Return of Deposit. Upon termination of this Agreement by Buyer in accordance with Section 8.1, the Deposit, and any accrued interest, shall be returned to Buyer, or Buyer's nominee.

                                   ARTICLE IX
                               CERTAIN DEFINITIONS

     As used in this Agreement, the following definitions shall apply:

          9.1 "Accounts Receivable" has the meaning set forth in Section 1.1(a)(12).

          9.2 Action" means any charge, claim, lawsuit, complaint, request for investigation, report of alleged violation of law or regulation, or legal proceeding of any nature filed with or made to any Governmental Entity or organization having jurisdiction or authority over the bankruptcy estate of the DataVoN Sellers, the Trustee, a DataVoN Seller, its assets, its property or its operations, including but not limited to actions filed under Chapter 5 of the Bankruptcy Code and objections to proofs of claim filed by any creditor.

          9.3 "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          9.4 "Agreement" means this Asset Purchase Agreement by and among Buyer and the DataVoN Sellers, as amended or supplemented, together with all Schedules attached hereto.

          9.5 "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          9.6 "Assumed Contracts" means, subject to Section 6.5, all contracts, purchase orders, personal property leases, security agreements, guaranties and other documents and arrangements with customers, suppliers and others relating primarily to the operation of the Business as specifically set forth on Schedule 6.5.

          9.7 "Assumed Liabilities" has the meaning set forth in Section 2.1(a).

          9.8 "Bankruptcy Case", has the meaning set forth in the Recitals.

          9.9 "Bankruptcy Code" means 11 U.S.C.(S) 101 et seq., and applicable federal rules of bankruptcy procedure thereunder.

          9.10 "Bankruptcy Court" means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division.

          9.11 "Business" has the meaning set forth in the Recitals.

          9.12 "Business Day" means a day that is not a Saturday, Sunday or legal holiday in Dallas, Texas.

          9.13 "Closing" means the closing of the transactions contemplated by this Agreement.

          9.14 "Closing Date" means on or before Tuesday, May 27, 2003, or such other date as may be agreed by Buyer and the DataVoN Sellers, but not later than June 2, 2003.

          9.15 "Confidentiality Agreement" means the Confidentiality Agreement among the DataVoN Sellers and Buyer dated prior to the date hereof.

          9.16 "Deposit" has the meaning set forth in Section 5.3.

          9.17 "Employee Benefits Assets" means all assets of any of the DataVoN Sellers' employee benefit plans.

          9.18 "Environmental Loss" means all (A) attorneys', experts', consultants', contractors' or accountants' fees, expenses, court costs and other out-of-pocket expenses, (B) all judgments, liabilities, losses, damages, civil penalties and civil fines, (C) all costs of investigation, characterization, remediation, clean-up, or disposal and (D) any other cost, loss or expense, in each case as incurred or suffered in connection with, or resulting from, the presence, the use or disposal of any Hazardous Substance in connection with the Business prior to the Closing Date if, and only to the extent, resulting from or related to any third-party claim, action or suit or governmental action, proceeding, or investigation against a DataVoN Seller.

          9.19 "Excluded Assets" has the meaning set forth in Section 1.1(b).

          9.20 "Excluded Liabilities" has the meaning set forth in Section
2.1(b).

          9.21 "Expenses" means reasonable attorneys' and accountants' fees and expenses, costs of investigation and all other reasonable out-of-pocket expenses.

          9.22 "Governmental Entity" means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          9.23 "Hazardous Substance" means (i) substances that are defined, listed or otherwise classified, or which may come to be so defined, listed or otherwise classified, pursuant to any applicable statutes, laws, rules or regulations on or prior to the first anniversary of the Closing Date as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import, (ii) any oil, petroleum or petroleum derived substance, (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, (vi) asbestos in any form, (vii) urea formaldehyde foam insulation, (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million, (ix) pesticides or (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of any persons.

          9.24 "Hired Employees" means those individuals who are employed by the DataVoN Sellers immediately prior to the Closing Date and who are offered employment by Buyer on such date.

          9.25 "Laws" means any law, statute, regulation, rule, ordinance or Order of a Governmental Entity.

          9.26 "Lease and License Agreements" has the meaning set forth in
Section 3.2(i).

          9.27 "Lien" means any mortgage, pledge, deed of trust, hypothecation, lien security interest, encumbrance, conditional sale or other title retention or security agreement or any other similar restriction, claim or right of others.

          9.28 "Litigation Liabilities" means all obligations and liabilities arising in connection with any litigation matters, including, without limitation, actions, proceedings, settlements, appeals and other similar matters, relating to the operations of the Business prior to the Closing Date.

          9.29 "Material Adverse Effect" means an event or occurrence, individually or in the aggregate with all such events or occurrences, that have had or is likely to have a material adverse effect or change on the operations, revenue or prospects of Seller's Business (taken as a whole) or to the Transferred Assets.

          9.30 "Order" means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, tribunal, administrative agency or Governmental Entity to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

          9.31 "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          9.32 "Purchase Price" means the sum of:

          a) $1,080,000 to be paid in cash at Closing by wire transfer to an account designated by the DataVoN Sellers; plus

          b) An amount in cash equal to the principal, accrued interest and all other sums due on indebtedness of the DataVoN Sellers to Lee Barton allowed as a secured claim in the Bankruptcy Case, payable in cash at Closing, to be held by the DataVoN Sellers until such time as the Bankruptcy Court allows the secured claim of Lee Barton, at which time any part of this sum not necessary to pay the allowed claim of Lee Barton shall be refunded to Buyer; plus

          c) To the extent a satisfactory waiver or assumption document is not received by the DataVoN Sellers at Closing, an amount in cash equal to the principal, accrued interest and all other sums due on indebtedness of the DataVoN Sellers to Tim Terrell allowed as a secured claim in the Bankruptcy Case, payable in cash at Closing, to be held by the DataVoN Sellers until such time as the Bankruptcy Court allows the secured claim of Tim Terrell, at which time any part of this sum not necessary to pay the allowed claim of Tim Terrell shall be refunded to Buyer;

          d) A liability assumption agreement, security agreement and UCC-1 establishing and securing the obligations of Buyer in accordance with Section
2.1 (a) and 2.1(b) of this Agreement; plus

          e) A promissory note (in form reasonably satisfactory to the DataVoN Sellers) payable by Buyer to the order of the Trustee in the original principal amount of $1,500,000, bearing interest at the rate of 10% per annum and payable in seven equal monthly payments of $221,487.87 commencing one month following the Closing Date, such note to be secured by a perfected first priority security interest in the Equipment which cannot be subordinated without the consent of the Trustee; plus

          f) To the extent the DataVoN Sellers contract(s) with Focal Communications Inc. ("Focal") are not assumed at Closing and assigned to Buyer, and further to the extent that the Focal proof of claim for approximately $8.3 million is not waived in full at or prior to Closing, then Buyer shall pay at Closing to the DataVoN Sellers $250,000 in cash by wire transfer to an account designated by the DataVoN Sellers and a promissory note in the original principal amount of $200,000, bearing no interest and payable in twelve equal monthly installments commencing one month following the Closing Date provided that the DataVoN Sellers shall segregate all amounts paid pursuant to this
Section 9.32(e) from all other funds and shall pay and assign such amounts to Focal at such time as Focal's assumption of the Focal contract(s) is approved by the bankruptcy court having jurisdiction over Focal's Chapter 11 bankruptcy case; plus

          g) A promissory note (in form reasonably satisfactory to the DataVoN Sellers) payable by Buyer to the order of the DataVoN Sellers in the original principal amount of $1,279,262.37 or in any event an offsetting amount exactly equivalent to all principal, interest and charges owed in connection with the pre-petition obligations owed by the DataVoN Sellers to Buyer at Closing, bearing interest at the rate of 10% per annum and payable on the date that a final, unappealable Order allowing or disallowing the pre-petition claim of Buyer in the Bankruptcy Case is entered; provided, however, that the original principal amount of such promissory note shall be reduced, effective as of the Closing Date, in an amount equal to that portion of the pre-petition claim of Buyer which becomes an allowed claim in the Bankruptcy case and further provided that Buyer shall deliver a subordination agreement at Closing subordinating any such allowed claim to the allowed claims of all other creditors; plus

          9.33 "Restricted Assets" means those Transferred Assets the transfer of which to Buyer requires the Approval of a third-party (including, without limitation, consents or assignments to be obtained from those parties listed on
Schedule 1.1(b)) and which Approval has not been obtained as of the Closing
Date.

          9.34 "Sale Hearing" has the meaning set forth in Section 6.6(e).

          9.35 "Sale Motion" has the meaning set forth in the Recitals.

          9.36 "Sale Order" means an Order of the Bankruptcy Court which, among other things, (i) grants the Sale Motion, (ii) approves and authorizes the DataVoN Sellers to perform this Agreement and the Related Agreements and consummate the sale of the Transferred Assets and otherwise consummate the transaction contemplated herein and (iii) authorizes the assumption of each Assumed Contract under which any DataVoN Seller is a party; (iv) determines that this Agreement was proposed by Buyer in good faith and represents the highest and best offer for the Transferred Assets, (v) determines that Buyer is a good faith purchaser under Section 363(m) of the Bankruptcy Code and that the provisions of Section 363(n) of the Bankruptcy Code have not been violated, (vi) authorizes the DataVoN Sellers to sell the Transferred Assets to Buyer pursuant to this Agreement and Sections 363(f), 365(a) and 365(b) of the Bankruptcy Code, free and clear of all claims, interests, liabilities and Liens except for those assumed by Buyer, (vii) authorizes the DataVoN Sellers to execute, deliver, perform under, consummate and implement this Agreement, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the foregoing, (viii) deems properly assumed and assigned each of the Assumed Contracts to which the DataVoN Sellers are parties, and (ix) waives the stay of the Sale Order pursuant to Rules 6004(g) and 6006 of the Rules of Bankruptcy Procedure.

          9.37 "Tax" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, employment, payroll, withholding or minimum tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever.

          9.38 "Tax Assets" means all Tax related assets of or relating to the Business for any period (or portion thereof) ending on or prior to the Closing Date which are or may become available to the DataVoN Sellers, including but not limited to all net operating losses or Tax refunds.

          9.39 "Tax Liabilities" means all liability for Taxes relating to the Business for any period (or portion thereof) ending on or prior to the Closing Date which are or may become payable in connection with the Business.

          9.40 "Transaction Documents" has the meaning set forth in Section 7.1(b).

          9.41 "Transferred Assets" has the meaning set forth in Section 1.1.

          9.42 "Transferred Intellectual Property Rights" means has the meaning set forth in Section 1.1(a)(10).

          9.43 "Trustee" means any Trustee appointed by the Bankruptcy Court either under a confirmed plan of reorganization or pursuant to applicable provisions of the Bankruptcy Code.

          9.44 "Vendors" has the meaning set forth in Section 3.2(h).

                                    ARTICLE X
                                  MISCELLANEOUS

          10.1 Amendments; Waivers. This Agreement and any Schedule attached hereto may be amended only by agreement in writing of Buyer and the DataVoN Sellers.

          10.2 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such State and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed by the law of the jurisdiction of incorporation or formation of the respective parties.

          10.3 No Assignment. Neither this Agreement nor any right or obligation hereunder is assignable. Notwithstanding the foregoing Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer, as the case may be, nonetheless shall remain responsible for the performance of all of its obligations hereunder); provided that such assignment or designation shall not diminish or impair the rights of the DataVoN Sellers hereunder.

          10.4 Expenses. Except as provided for in Article VIII, each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, and Buyer shall pay all transfer taxes, if any, all sales, use and other similar taxes, if any, imposed on or in connection with the transfer of the Transferred Assets to, and the assumption of the Assumed Liabilities by, Buyer pursuant to this Agreement or on the use thereof by Buyer hereafter.

          10.5 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to, or to confer any right of subrogation or action over against, any party to this Agreement.

          10.6 Notices. Any notice, consent, waiver and other communication hereunder must be in writing and shall be deemed to be duly given when (a) delivered in person, (b) transmitted by confirmed telefax or facsimile or (c) received if sent mailed by certified or registered mail, postage prepaid, return receipt requested, as follows:

          If to the DataVoN Sellers, addressed to:

               DataVoN, Inc.
               1925 West John Carperter Freeway
               Suite 500
               Dallas, Texas 75063
               Telecopy: (972) 889-2775
               Attention: Michael G. Donohoe

          With a copy to:

               Hughes & Luce
               1717 Main Street, Suite 2800
               Dallas, Texas 75201
               Telecopy: (214) 939-5849
               Attention: Jeffrey R. Fine, Esq.

          If to Buyer, addressed to:

               Transcom Communications, Inc.
               1925 W. John Carpenter Freeway
               Suite 500
               Irving, Texas 75063
               Telecopy: 972-889-2845
               Attention: Scott Birdwell

          With a copy to:

               McGuire, Craddock & Strother, P.C.
               3550 Lincoln Plaza
               500 N. Akard
               Dallas, Texas 75201
               Telecopy: 214-954-6868
               Attention: J. Mark Chevallier, Esq.

or to such other address or to such other person as either party shall have last designated by such notice to the other party.

          10.7 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any court of competent jurisdiction or other Governmental Entity, the remaining provisions of this Agreement shall remain in full force and effect.

          10.8 Headings. The descriptive headings of the articles, sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          10.9 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise therein provided) when one or more counterparts have been signed by each party and delivered to the other party. Facsimile signatures shall constitute original signatures for all purposes of this Agreement.

          10.10 Entire Agreement. This Agreement supersedes all prior agreements (other than the Confidentiality Agreement) between the parties with respect to its subject matter and constitutes (along with Transaction Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, each of DTVN, DataVoN, Zydeco, VI and Buyer has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                        DTVN HOLDINGS, INC.


                                        By: /s/ Michael G. Donohoe
                                            ------------------------------------
                                        Name:  Michael G. Donohoe
                                        Title: CRO


                                        DATAVON, INC.


                                        By: /s/ Michael G. Donohoe
                                            ------------------------------------
                                        Name:  Michael G. Donohoe
                                        Title: CRO


                                        ZYDECO EXPLORATIONS, INC.


                                        By: /s/ Michael G. Donohoe
                                            ------------------------------------
                                        Name:  Michael G. Donohoe
                                        Title: CRO


                                        VIDEO INTELLIGENCE, INC.


                                        By: /s/ Michael G. Donohoe
                                            ------------------------------------
                                        Name:  Michael G. Donohoe
                                        Title: CRO


                                        TRANSCOM COMMUNICATIONS, INC.


                                        By:
                                            ------------------------------------
                                        Name:  Britt Birdwell
                                        Title:

          IN WITNESS WHEREOF, each of DTVN, DataVoN, Zydeco, VI and Buyer has caused this Agreement to be duly executed on its behalf as of the date first above written.

                                        DTVN HOLDINGS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        DATAVON, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ZYDECO EXPLORATION, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        VIDEO INTELLIGENCE, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        TRANSCOM COMMUNICATIONS, INC.


                                        By: /s/ Scott Birdwell
                                            ------------------------------------
                                        Name:  Scott Birdwell
                                        Title: Chief Executive Officer